Exhibit 10.1
Z3 Enterprises, Inc.
2831 St. Rose Parkway

Suite 204

Henderson, NV  89052

TO:   The Board of Directors of Usee Inc. and Usee CA, Inc.

FROM:   Judson Bibb

DATE:  November 15, 2010

GENTLEMEN:

It is with deep regret that I inform you that Z3  has exercised its contractual rights to terminate the Letter Agreement between Z3 Enterprises and Usee, Inc. and Usee CA, Inc.

We based our decision on a number of issues.   First and foremost, our examination of the books and records clearly demonstrate that USEE’s operations,  assets and liabilities were not what was represented.  We were never made aware of the dollar amount of the outstanding promissory notes,  the interest rate that was payable to investors nor the fact that some of the these notes are in default.  Annualized interest rates payable on some of these notes exceeded 400%.  Moreover,  some of these promissory notes state that the promissory notes are secured by USEE common stock.

We will be filing later today a Form 8-k with the Securities and Exchange Commission which will disclose the termination of the agreement.

Wishing you all the best in your ongoing business operations.

Sincerely,

/s/Judson Bibb

Judson Bibb, President